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                                                               EXHIBIT 16

[LETTERHEAD]


February 25, 1999





Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Photomatrix, Inc. and, under the date of May 29, 1998, we reported on the consolidated financial statements of Photomatrix, Inc and subsidiaries as of and for the years ended March 31, 1998 and 1997. On February 19, 1999, we resigned. We have read Photomatrix, Inc.'s statements included under Item 4 of its Form 8-K dated February 25, 1999, and we agree with such statements.

Very truly yours,


/s/ KPMG LLP